Exhibit 2.1

WY Secretary of State F I L ED: 02/05/2019 02:21 PM 1 0 : 2019-000840229

ARTICLES OF INCORPORATION

OF

Quara Devices Inc.

The undersigned, acting as incorporator of a corporation under the Wyoming Business Corporation Act, W.S. §17-16-101 et seq., adopts the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is Quara Devices Inc.

SECOND: The corporation shall have the authority to issue an unlimited numbers of shares of common stock without par value.

THIRD: The address of the initial registered office of the corporation is 1720 Carey Avenue, Suite 400, Cheyenne, WY 82001, and the name of its initial registered agent at such address is Hirst Applegate Registered Agent Services, Inc. The written consent to appointment, manually signed by the registered agent, accompanies these Articles of Incorporation.

FOURTH: The mailing address for the corporation is 2300-1066 West Hastings Street, Vancouver, British Columbia V6E 3X2.

FIFTH: John J. Metzke, whose address is 1720 Carey Avenue, Suite 400, Cheyenne, WY 82001 is the incorporator.

Dated: January 28, 2019.

/s/ John J. Metzke
JOHN J. METZKE